CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in this registration statement of First Real Estate Investment Trust of New Jersey on Form S-8 to be filed on May 28, 1999 of our report dated November 20, 1998, on our audits of the financial statements of First Real Estate Investment Trust of New Jersey as of October 31, 1998 and 1997 and for each of the three years in the period ended October 31, 1998 which report is included in the 1998 Annual Report of First Real Estate Investment Trust of New Jersey on Form 10-K.


                                                               /s/ J.H. Cohn LLP
                                                               -----------------
                                                               J.H. Cohn LLP
Roseland, New Jersey
May 28, 1999